As filed with the Securities and Exchange Commission on June 23, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BERRY PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	77-0079387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

Berry Petroleum Company 2010 Equity Incentive Plan
(Full Title of the Plan)

Robert F. Heinemann Chief Executive Officer 1999 Broadway, Suite 3700 Denver, Colorado 80202 (303) 999-4400	Copies to: Laura K. McAvoy, Esq. Musick Peeler & Garrett, LLP 2801 Townsgate Rd., Suite 200 Westlake Village, California 91361
(Name, Address, and Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, $.01 par value	1,000,000 shares	$33.07	$33,070,000	$2,424.20

(1)           This Registration Statement also covers such additional number of shares, presently indeterminable, as may become issuable in the event of stock dividends, stock splits, recapitalizations or other changes in the Class A Common Stock.

(2)           Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457 (c) of the Securities Act of 1933, as amended (the “Securities Act”).  The Proposed Maximum Offering Price Per Share has been computed on the basis of the price of securities of the same class using the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange of $33.07 per share on June 17, 2010.

(3)           Amount to be Registered multiplied by the Proposed Maximum Offering Price Per Share.

EXPLANATORY NOTE

At the Annual Meeting of Stockholders of Berry Petroleum Company held on May 12, 2010 the Stockholders approved the Berry Petroleum Company 2010 Equity Incentive Plan (the “Plan”) that authorized 1,000,000 shares, the number of shares of Class A Common Stock, $0.01 par value (“Shares”), for issuance under the Plan.  This Registration Statement registers such securities.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants in the 2010 Equity Incentive Plan (the “Plan”) as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Berry Petroleum Company (the “Company”) hereby incorporates by reference in this Registration Statement the following documents:

(a)          The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission (“Commission”) on February 25, 2010;

(b)         The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2010, as filed with the Commission on April 28, 2010;

(c)          The Company’s Current Reports on Form 8-K, filed with the Commission on January 19, 2010, March 19, 2010, May 14, 2010, and June 16, 2010;

(d)         The Company’s Thrift Plan Annual Report on Forms 11-K, filed with the Commission on June 15, 2010;

(e)          The Company’s definitive proxy statement filed with the Commission on Form DEF 14A on April 1, 2010; and

(f)            The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on December 7, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Restated Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Amended and Restated Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 23 day of June, 2010.

BERRY PETROLEUM COMPANY

By:	/s/David D. Wolf
David D. Wolf, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/Martin H. Young	Chairman of the Board and Director	June 23, 2010
Martin H. Young

/s/Robert F. Heinemann	Director	June 23, 2010
Robert F. Heinemann

/s/ Ralph B. Busch, III	Director	June 23, 2010
Ralph B. Busch, III

/s/ William E. Bush, Jr.	Director	June 23, 2010
William E. Bush, Jr.

/s/Stephen L. Cropper	Director	June 23, 2010
Stephen L. Cropper

/s/J. Herbert Gaul, Jr.	Director	June 23, 2010
J. Herbert Gaul, Jr.

/s/Joseph H. Bryant	Director	June 23, 2010
Joseph H. Bryant

/s/Thomas J. Jamieson	Director	June 23, 2010
Thomas J. Jamieson

/s/J. Frank Keller	Director	June 23, 2010
J. Frank Keller

EXHIBIT INDEX

Exhibit No.	Description
4.1

Berry Petroleum Company ‘s Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, File No. 1-09735).

4.2	Berry Petroleum Company’s Restated Bylaws dated December 11, 2009 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on December 11, 2009, File No. 1-09735).

4.3	Berry Petroleum Company 2010 Equity Incentive Plan

4.4	Berry Petroleum Company 2010 Equity Incentive Plan — Form of Restricted Stock Unit Agreement

4.5	Berry Petroleum Company 2010 Equity Incentive Plan — Form of Restricted Stock Unit Agreement — Officers

4.6	Berry Petroleum Company 2010 Equity Incentive Plan — Form of Restricted Stock Unit Agreement - Directors

4.7	Berry Petroleum Company 2010 Equity Incentive Plan — Form of Stock Option Agreement

4.8	Berry Petroleum Company 2010 Equity Incentive Plan — Form of Stock Appreciation Rights Agreement

5.1	Opinion of Musick Peeler & Garrett LLP

23.1	Consent of Musick Peeler & Garrett LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP.